EXHIBIT 4.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES M CUMULATIVE CONVERTIBLE PREFERRED STOCK

Harken Energy Corporation, a Delaware corporation, DOES HEREBY CERTIFY:

HARKEN ENERGY CORPORATION, a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions by unanimous written consent on September 28, 2004, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to Article 4 of the Certificate of Incorporation of the Corporation, as amended to date, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred stock of the Corporation consisting of 50,000 shares, par value $1.00 per share, to be designated “Series M Cumulative Convertible Preferred Stock.”

RESOLVED, that each share of Series M Cumulative Convertible Preferred Stock shall rank equally in all respects and shall be subject to the following terms and provisions:

1. Designation. There is hereby created out of the authorized and unissued shares of the preferred stock of the Corporation a series of preferred stock designated as the “Series M Cumulative Convertible Preferred Stock.” The number of shares (the “Series M Preferred Stock”) constituting such series shall be 50,000.

2. Dividends.

(a) Cumulative. The holders of the Series M Preferred Stock shall be entitled to receive cumulative dividends at the per share rate (“Dividend Rate”) set forth below on the Liquidation Value (as defined below) of each outstanding Preferred Share, accruing daily from the date of issuance and compounded on June 30th and December 30th of each year (each a “Dividend Payment Date”), commencing with the first Dividend Payment Date occurring after the Closing Date (as defined in the Purchase Agreement), in preference and priority to any payment of any dividend on the Common Stock (as defined below) or any other Junior Stock (as defined in Section 12 below) of the Corporation (and pari passu with Parity Stock), provided that in the event that any Breach Event occurs (as defined below), then the Dividend Rate shall thereafter be equal to twelve percent (12%) per annum:

For the period commencing on and including the:	and ending on and including the:	Dividend Rate per annum
Closing Date	Third Anniversary of the Closing Date	4%

Third Anniversary of the Closing Date	Fourth Anniversary of the Closing Date	8%

Fourth Anniversary of the Closing Date	Fifth Anniversary of the Closing Date	9%

Fifth Anniversary of the Closing Date	Sixth Anniversary of the Closing Date	10%

Sixth Anniversary of the Closing Date	Seventh Anniversary of the Closing Date	11%

At all times on and after the Seventh Anniversary of the Closing Date:		12%

Such dividends shall accrue on any given share from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from the date of the original issuance of such share, and such dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed. If at any time dividends on the outstanding Series M Preferred Stock at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of equity security of the Corporation. For purposes of computing any per diem accrual, calculations shall be made using a 360-day year (with 90-day quarters). For so long as any shares of Series M Preferred Stock are outstanding, the Corporation shall not pay any dividends on any shares of Common Stock or on any other Junior Stock, or repurchase any shares of Common Stock or capital stock. Such dividends shall compound on each Dividend Payment Date unless paid (whether in cash or shares) on such date.

For purposes hereof, “Breach Event” means (i) any breach of any material representation or warranty of the Corporation as of the date made in the Purchase Agreement or any document delivered in connection therewith or (ii) any breach by the Corporation of any material covenant or other provision of the Purchase Agreement, the

Registration Rights Agreement, this Certificate of Designation or any document delivered in connection herewith or therewith (including without limitation failure to pay dividends hereunder on the applicable Dividend Payment Date) which breach, if capable of being cured, has not been cured within twenty (20) days after notice of such breach has been given to the Corporation by the holders of a majority of the Series M Preferred Stock then outstanding (or the holders suffering such breach, if less).

(b) Cash or Stock Payment. The Corporation shall pay to the holders of Series M Preferred Stock the dividends accrued on the outstanding Series M Preferred Stock on each Dividend Payment Date. Prior to the third anniversary of the Closing Date, the Corporation may pay such dividends either in cash or in shares of common stock, par value $0.01, of the Corporation (“Common Stock”), at the Corporation’s option (subject to the terms hereof). Unless the Corporation shall deliver to all holders of Series M Preferred Stock an irrevocable written notice (“Dividend Notice”) at least twenty-five (25) Trading Days (as defined below) prior to any Dividend Payment Date electing to pay dividends on the Series M Preferred Stock in shares of Common Stock on such Dividend Payment Date, the Corporation shall pay dividends on the Series M Preferred Stock in cash. If the Corporation timely elects to so pay dividends in Common Stock, then the number of such shares to be issued on such Dividend Payment Date shall be the number determined by dividing (x) the dollar amount of dividends due, by (y) the arithmetic average of the VWAPs for the Dividend Pricing Period (as such terms are defined below). Such shares shall be issued and delivered within five (5) Trading Days following the applicable Dividend Payment Date and shall be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances, restrictions and legends. If the Corporation fails to issue such shares of Common Stock in such manner within such
5-Trading Day period following the Dividend Payment Date, each holder of Series M Preferred Stock shall have the right to elect whether to receive such dividends in cash or Common Stock. All holders of Series M Preferred Stock shall be treated the same with respect to payment of dividends except as may be elected by the holders pursuant to the previous sentence. On and after the third anniversary of the Closing Date, the Corporation shall pay dividends hereunder in cash only.

(c) Limitation on Stock Dividends. Notwithstanding anything to the contrary contained herein, the Corporation may not pay dividends hereunder in shares of Common Stock (and must deliver cash in respect thereof) unless as of the Dividend Payment Date (i) the resale of all Registrable Securities (as defined in the Registration Rights Agreement) is covered by an effective registration statement in accordance with the terms of the Registration Rights Agreement which registration statement is not subject to any suspension or stop orders; (ii) the resale of such Registrable Securities may be effected pursuant to a current and deliverable prospectus that is not subject at the time to any blackout or similar circumstance; (iii) such Registrable Securities are listed, or approved for listing prior to issuance, on the Nasdaq National or Small-Cap Market, the New York Stock Exchange or the American Stock Exchange, and are not subject to any trading suspension (nor shall trading generally have been suspended on such exchange or market), and the Corporation shall not have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock on any of such markets on which the Common Stock is then traded or listed; (iv) the requisite number of shares of Common Stock shall have been duly authorized and reserved for issuance as required by the terms of the Purchase Agreement (as defined below) and this Certificate of Designations; (v) the closing bid price per share of Common Stock on the Principal Market for each of the ten (10) Trading Days immediately preceding the applicable Dividend Payment Date shall be greater than $0.25; (vi) none of the Corporation or any direct or indirect subsidiary of the Corporation shall be subject to any bankruptcy, insolvency or similar proceeding; (vii) the Corporation has paid all prior dividend payments when due hereunder; and (viii) such issuance would not cause the ownership limitations contained in Section 5(i) below to be violated.

(d) Taxes. All dividends payable on the Series M Preferred Stock shall be paid net of withholding tax, if any, under all applicable laws (including applicable income tax treaties). The Corporation will, subject to certain exceptions and limitations set forth below, pay, as additional dividends, such additional amounts (the “Additional Amounts”) to the holder of any shares of Series M Preferred Stock as may be necessary in order that every net payment of the principal or dividends on such Series M Preferred Stock, after withholding for or on account of any present or future tax, duty, assessment or governmental charge imposed or levied upon or as a result of such payment by or on behalf of the United States (or any political subdivision, authority or agency thereof or therein having the power to tax) (collectively, “Taxes”), will not be less than the amount such holder would have received if such Taxes had not been withheld, provided that no Additional Amounts will be payable with respect to a payment which is subject to such Taxes by reason of such holder being connected with the United States (or any political subdivision thereof) otherwise than by the mere holding of the Series M Preferred Stock or the receipt of payments made under or with respect to the Series M Preferred Stock. In addition, the Corporation will indemnify and hold harmless each holder of the Series M Preferred Stock (subject to the exclusion set forth above) and will, upon written request of each holder (subject to the exclusion set forth above), and provided that reasonable supporting documentation is provided, reimburse each other holder for the amount of any Taxes levied or imposed by the United States and paid by or on behalf of the holder as a result of payments made under or with respect to the Series M Preferred Stock. Any payment made pursuant to this paragraph shall be considered an Additional Amount. If the Corporation becomes generally subject at any time to any taxing jurisdiction other than or in addition to the United States, references in this Certificate of Designations to the United States shall be read and construed as reference to the United States and/or such other jurisdiction.

3. Liquidation Value. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or any merger or consolidation (whether or not the Corporation is the surviving corporation of such merger or consolidation) or any sale of all or substantially all of the Corporation’s assets, the holders of the Series M Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution of any assets of the Corporation (or any surviving, successor or acquiring entity) to the holders of any Junior Stock (and pari passu with Parity Stock), the amount of $100 per share plus all accrued but unpaid dividends thereon (collectively, the “Liquidation Value”). The foregoing shall not affect any rights which holders of Series

M Preferred Stock may have with respect to any requirement that the Corporation repurchase the Series M Preferred Stock or for any right to monetary damages.

4. Issuance of Series M Preferred Stock. The Series M Preferred Stock shall be issued by the Corporation pursuant to a Purchase Agreement, in the form of a purchase agreement dated on or about the date hereof (“Purchase Agreement”) between the Corporation and the initial subscriber or subscribers for the Series M Preferred Stock thereunder (collectively, the “Subscriber”), and holders of Series M Preferred Stock shall enjoy the benefits of a Registration Rights Agreement, in the form of the registration rights agreement dated on or about the date hereof (“Registration Rights Agreement”) between the Corporation and the Subscriber in connection with the Purchase Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement.

5. Conversion. Subject to the terms hereof, each holder of the Series M Preferred Stock shall have the right, at any time and from time to time after the date on which the Registration Statement (as defined in the Registration Rights Agreement) covering the resale of the Common Shares is first declared effective by the SEC, at the option of such holder, to convert any or all Series M Preferred Stock held by such holder for such number of fully paid, validly issued and nonassessable shares (“Common Shares”) of Common Stock, free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the Liquidation Value multiplied by the number of shares of Series M Preferred Stock being converted, by (ii) the applicable Conversion Price (as defined in Section 5(b) below) determined as hereinafter provided in effect on the Conversion Date (subject to the limitations set forth in this Section 5). Immediately following such conversion, the rights of the holders of converted Series M Preferred Stock shall cease and the persons entitled to receive the Common Shares upon the conversion of Series M Preferred Stock shall be treated for all purposes as having become the owners of such Common Shares, subject to the rights provided herein to holders.

(a) Mechanics of Conversion.

(i) Conversion Date Procedures. To convert Series M Preferred Stock into Common Shares, the holder shall give written notice (“Conversion Notice”) to the Corporation in the form of page 1 of Exhibit A hereto (which Conversion Notice may be given by facsimile transmission) no later than the Conversion Date stating that such holder elects to convert the same and shall state therein the number of shares of Series M Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued (the conversion date specified in such Conversion Notice shall be referred to herein as the “Conversion Date”). Within one Trading Day following delivery of any such Conversion Notice, the holder shall deliver (which also may be delivered by facsimile transmission) page 2 to Exhibit A hereto indicating the computation of the number of Common Shares to be received. As soon as possible after delivery of the Conversion Notice and subject to the book-entry provisions set forth below, such holder shall surrender the certificate or certificates representing the Series M Preferred Stock being converted, duly endorsed, at the office of the Corporation or, if identified in writing to all the holders by the Corporation, at the offices of any transfer agent for such shares. The Corporation shall, immediately upon receipt of such Conversion Notice, issue and deliver to or upon the order of such holder a certificate or certificates for the number of Common Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder), and the Corporation shall immediately issue and deliver to such holder a certificate or certificates for the number of shares of Series M Preferred Stock (including any fractional shares) which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Corporation in connection with such Conversion Notice.

(ii) Stock Certificates or DWAC. The Corporation shall effect such issuance of Common Shares (and certificates for unconverted Series M Preferred Stock) within five (5) Trading Days of the Conversion Date and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designated by such holder within five (5) Trading Days after the receipt of such Conversion Notice. If certificates evidencing the Common Shares are not received by the holder within five (5) Trading Days of the Conversion Notice, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates. In lieu of delivering physical certificates representing the Common Shares issuable upon conversion of Series M Preferred Stock or in payment of dividends hereunder, provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the holder, the Corporation shall use its commercially reasonable best efforts to cause its transfer agent to electronically transmit the Common Shares issuable upon conversion or dividend payment to the holder, by crediting the account of the holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. The time periods for delivery described above, and for delivery of Common Stock in payment of dividends hereunder, shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to this Section 5 shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date. If the conversion has not been rescinded in accordance with this paragraph and the Corporation fails to deliver to the holder such certificate or certificates (or shares through DTC) pursuant to this Section 5 (free of any restrictions on transfer or legends, if such shares have been registered) in accordance herewith, prior to the seventh Trading Day after the Conversion Date, the Corporation shall pay to such holder, in cash, an amount equal to 2% of the Liquidation Value of all Series M Preferred Stock held by such holder per month until such delivery takes place.

(iii) Obligation Absolute. The Corporation’s obligation to issue Common Shares upon conversion of Series M Preferred Stock shall be absolute, is independent of any covenant of any holder of Series M Preferred Stock, and shall not be subject to: (i) any offset or defense; or (ii) any claims against the holders of Series M Preferred Stock whether pursuant to this Certificate of Designations, the Purchase Agreement, the Registration Rights Agreement or otherwise.

(iv) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any shares of Series M Preferred Stock in accordance with the terms hereof, the holder thereof shall not be required to physically surrender such holder’s certificates for Series M Preferred Stock to the Corporation unless such holder is converting all of the Series M Preferred Stock then held by such holder. The holders of Series M Preferred Stock and the Corporation shall maintain records showing the number of shares of Series M Preferred Stock so converted hereunder, the number of Common Shares received upon conversion and the dates of such conversions, or shall use such other method, reasonably satisfactory to the holders and the Corporation, so as not to require physical surrender of certificates for Series M Preferred Stock upon each such conversion. In connection therewith a form of ledger to maintain a record of such transactions is attached hereto as Exhibit B. Notwithstanding the foregoing, if any shares of Series M Preferred Stock are converted as aforesaid, such holder of Series M Preferred Stock may not transfer its Series M Preferred Stock unless such holder first physically surrenders to the Corporation all certificates representing any shares of Series M Preferred Stock which have previously been converted in whole or in part, whereupon the Corporation will forthwith issue and deliver upon the order of such holder new certificate(s) evidencing Series M Preferred Stock, registered as such holder may request, representing in the aggregate, together with all other certificates evidencing Series M Preferred Stock held by such holder, the remaining number of shares of Series M Preferred Stock held by such holder. Each holder of Series M Preferred Stock (and any successor in interest or assignee), by acceptance of Series M Preferred Stock, acknowledges that, by reason of the provisions of this paragraph, following conversion of any shares of Series M Preferred Stock, the number of shares of Series M Preferred Stock actually owned by such holder may be less than the number of shares of Series M Preferred Stock set forth on the face of the certificates representing Series M Preferred Stock and held by such holder.

(b) Determination of Conversion Price.

For purposes of this Certificate of Designations, the following terms shall have meanings ascribed to them below:

“Change in Control Transaction” will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of the Corporation with or into any other corporation or other entity or person (whether or not the Corporation is the surviving corporation), or any other corporate reorganization or corporate transaction or series of related transactions in which in any of such consolidation, merger, business combination, reorganization or corporate transaction or events the voting stockholders of the Corporation prior to such event cease to own 50% or more of the voting power, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation any “going private” transaction under Rule 13e-3 promulgated pursuant to the Exchange Act or tender offer by the Corporation under Rule 13e-4 promulgated pursuant to the Exchange Act for 20% or more of the Corporation’s Common Stock), (ii) any person (as defined in Section 13(d) of the Exchange Act), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 35% of the Corporation’s voting power, other than Lyford Investments Enterprises Ltd. and its affiliates, (iii) there is a replacement of more than one-half of the members of the Corporation’s Board of Directors which is not approved by those individuals who are members of the Corporation’s Board of Directors on the date thereof, (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Corporation, determined on a consolidated basis, or (v) the Corporation enters into an agreement providing for an event set forth in (i), (ii), (iii) or (iv) above.

“Conversion Price” shall equal $0.60, provided that such Conversion Price shall be subject to adjustment as set forth herein.

“Convertible Securities” means any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock.

“Dividend Pricing Period” means the twenty (20) consecutive Trading Days immediately preceding the applicable Dividend Payment Date.

“MFN Transaction” means a transaction in which the Corporation issues or sells any securities to an investor (the “New Investor”) in a capital raising transaction or series of related transactions (the “New Offering”) which grants to the New Investor the right to receive additional securities based upon future capital raising transactions of the Corporation on terms more favorable than those granted to the New Investor in the New Offering.

“Per Share Selling Price” shall include the amount actually paid by third parties for each share of Common Stock in a sale or issuance by the Corporation. In the event a fee is paid by the Corporation in connection with such transaction directly or indirectly to such third party or its affiliates, any such fee shall be deducted from the selling price pro rata to all shares sold in the transaction to arrive at the Per Share Selling Price. A sale of shares of Common Stock shall include the sale or issuance of rights, options, warrants or convertible, exchangeable or exercisable securities under which the Corporation is or may become obligated to issue shares of Common Stock, and in such circumstances the Per Share Selling Price of the Common Stock covered thereby shall also include the exercise, exchange or conversion price thereof (in addition to the consideration received by the Corporation upon such sale or issuance less the fee amount as provided above). In case of any such security issued in a Variable Rate Transaction or an MFN Transaction, the Per Share Selling Price shall be deemed to be the lowest conversion or exercise price at which such securities are converted or exercised or could be converted or exercised in the case of a Variable Rate Transaction, or the lowest adjustment price in the case of an MFN Transaction, over the life of such securities. If shares are issued for a consideration other than cash, the Per Share Selling Price shall be the fair value of such consideration as determined in good faith by independent certified public accountants mutually acceptable to the Corporation and the Purchaser. In the event the Corporation directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities which are currently outstanding, then the Per Share Selling Price shall equal such effectively reduced conversion, exercise or exchange price.

“Principal Market” shall mean the American Stock Exchange or such other principal market or exchange on which the Common Stock is then listed for trading.

“Redemption Pricing Period” means the twenty (20) consecutive Trading Days consisting of the last ten (10) Trading Days of the applicable calendar quarter and the first ten (10) Trading Days of the subsequent calendar quarter.

“Trading Day” shall mean a day on which there is trading on the American Stock Exchange or such other market or exchange on which the Common Stock is then principally traded.

“Variable Rate Transaction” shall mean a transaction in which the Corporation issues or sells, or agrees to issue or sell (a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of, Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (z) under a warrant exercisable for a number of shares based upon and/or varying with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such warrant, or (b) any securities of the Corporation pursuant to an “equity line” structure which provides for the sale, from time to time, of securities of the Corporation which are registered for sale or resale pursuant to the 1933 Act (which for the purpose of this definition shall include a sale of the Corporation’s securities “off the shelf” in a registered offering, whether or not such offering is underwritten).

“VWAP” shall mean the daily dollar volume-weighted average sale price for the Common Stock on the Principal Market on any particular Trading Day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Corporation and the holders of at least a majority of the Series M Preferred Stock then outstanding. All such determinations of VWAP shall to be appropriately and equitably adjusted in accordance with the provisions set forth herein for any stock dividend, stock split, stock combination or other similar transaction occurring during any Dividend Pricing Period or any period used to determine the Conversion Price (or other period utilizing VWAPs).

(c) Stock Splits; Dividends; Adjustments.

(i) Stock Splits, Dividends, Etc. If the Corporation or any of its subsidiaries, at any time while the Series M Preferred Stock are outstanding (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock other than a stock dividend on the Series M Preferred Stock pursuant to Section 2 above, (B) subdivide outstanding Common Shares into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii) Distributions. If the Corporation or any of its subsidiaries, at any time while the Series M Preferred Stock are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Corporation or any of its subsidiaries (excluding those referred to in
Sections 5(c)(i) above), then concurrently with such distributions to holder of Common Stock, the Corporation shall distribute to holders of the Series M Preferred Stock, the amount of such indebtedness, assets, cash or rights or warrants which the holders of Series M Preferred Stock would have received had they converted all their Series M Preferred Stock into Common Shares immediately prior to the record date for such distribution (without regard to any limitations on ownership contained herein).

(iii) Common Stock Issuances. In the event that the Corporation or any of its subsidiaries (X) issues or sells any Common Stock or Convertible Securities or (Y) directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities which are currently outstanding, in any case under clause (X) or (Y) at or to an effective Per Share Selling Price which is less than the greater of (A) the closing sale price per share of the Common Stock on the Principal Market on the Trading Day next preceding such issue or sale or, in the case of issuances to holders of its Common Stock, the date fixed for the determination of stockholders entitled to receive such warrants, rights, or options (“Fair Market Price”), or (B) the then applicable Conversion Price, then in each such case, the Conversion Price in effect immediately prior to such issue or sale or record date, as applicable, shall be automatically reduced effective concurrently with such issue or sale to an amount determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for such additional shares would purchase at such Fair Market Price or Conversion Price, as the case may be, and (y) the denominator of which shall be the number of shares of Common Stock of the Corporation outstanding immediately after such issue or sale.

The foregoing provisions of this subsection 5(c)(iii) shall not apply to issuances or sales of (x) the Securities, (y) Common Stock upon conversion, exercise or exchange of Convertible Securities outstanding on the issuance date hereof in accordance with the terms in effect on such issuance date, or (z) Common Stock or Convertible Securities under the Corporation’s duly adopted stock option and bonus plans for employees and directors. For the purposes of the foregoing adjustments of this Section 5(c)(iii), in the case of the issuance of any Convertible Securities, the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities. For purposes of this Section 5(c)(iii), if an event occurs that triggers more than one of the above adjustment provisions, then only one adjustment shall be made and the calculation method which yields the greatest downward adjustment in the Conversion Price shall be used.

(iv) Registration Default. In the event of any Registration Default under, and as defined in, the Registration Rights Agreement, the Conversion Price then in effect shall be automatically reduced by 2% as of the occurrence of such Registration Default. The aforementioned 2% reduction shall only be applied once regardless of the reoccurrence of any Registration Default.

(v) All calculations under this Section 5(c) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(vi) No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock, provided that the Corporation shall not increase such par value so long as any shares of Series M Preferred Stock are outstanding.

(vii) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the reduction is irrevocable during the period. Whenever the Conversion Price is so reduced, the Corporation shall mail to the holders of Series M Preferred Stock a notice of the reduction. The Corporation shall facsimile and mail, first class, postage prepaid, the notice at least one day before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect.

(viii) Certificate for Conversion Price Adjustment. The Corporation shall promptly furnish or cause to be furnished to each holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 5 and setting forth a brief statement of the facts requiring such adjustment or readjustment.

(d) Notice of Record Date. In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of Series M Preferred Stock at least ten (10) Trading Days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

(e) Issue Taxes. The Corporation shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares on conversion of, or payment of dividends on, Series M Preferred Stock pursuant hereto. However, the holder of any shares of Series M Preferred Stock shall pay any tax that is due because the Common Shares issuable upon conversion thereof or dividend payment thereon are issued in a name other than such holder’s name.

(f) Reservation of Stock Issuable upon Conversion. The Corporation shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury, solely for the purposes of effecting the conversion of the Series M Preferred Stock, enough shares of Common Stock to permit the conversion of all of the outstanding shares of the Series M Preferred Stock at the then applicable Conversion Price (without regard to any limitations or restrictions set forth herein), but in no event shall the Corporation be required to reserve sufficient shares of Common Stock to permit the conversion of any accrued and unpaid dividends on the Series M Preferred Stock. The Corporation shall from time to time, in accordance with the Delaware General Corporation Law, increase the authorized and reserved amount of its Common Stock if at any time the authorized, unreserved amount of its Common Stock remaining unissued shall be less than 75% of the number of shares necessary to permit the conversion of all shares of the Series M Preferred Stock at the time outstanding at the then applicable Conversion Price (without regard to any limitations or restrictions set forth herein). The Corporation promptly will take such corporate action as may, in the opinion of its outside counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in commercially reasonable best efforts to obtain any requisite stockholder approval.

(g) Fractional Shares. No fractional shares shall be issued upon the conversion of any shares of Series M Preferred Stock. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at the Corporation’s option, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

(h) Reorganization, Merger or Going Private. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations (whether or not the Corporation is the surviving corporation) or any sale or transfer of all or substantially all of the assets of the Corporation to any other person or a “going private” transaction under Rule 13e-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended, then, as part of such reorganization, consolidation, merger or transfer, if the holders of shares of Common Stock receive any publicly traded securities as part or all of the consideration for such reorganization, consolidation, merger or sale, or the acquiring entity is directly or indirectly a public company, then it shall be a condition precedent of any such event or transaction that provision shall be made such that each Preferred Share shall thereafter be convertible into such new securities at a conversion price and pricing formula which places the holders of Series M Preferred Stock in an economically equivalent position as they would have been if not for such event unless the holders of 75% of the outstanding Series M Preferred Stock consent to such terms of such new securities (including any affirmative vote to approve the transaction or adopt the agreement pursuant to which the transaction is to be effected). In addition to the foregoing and all other rights hereunder, if the holders of shares of Common Stock receive any non-publicly traded securities or other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then such distribution shall be treated to the extent thereof as a distribution under Section 5(c)(ii) above and such Section shall also apply to such distribution, and all Series M Preferred Stock shall continue to remain outstanding. Nothing contained in this paragraph shall affect the repurchase rights of holders of Series M Preferred Stock set forth in Section 6(b) below. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(i) Limitations on Holder’s Right to Convert. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the holder upon conversion pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder (other than by virtue of the ownership of securities or rights to acquire securities (including without limitation the Series L and Series M Preferred Stock and warrants issued in connection therewith) that have limitations on the holder’s right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the holder’s “affiliates” (as defined in Rule 144 of the Act) (“Aggregation Parties”) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 as amended, exists, would exceed 9.9% of the total issued and outstanding shares of the Common Stock (the “Restricted Ownership Percentage”). Each holder shall have the right at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Corporation.

(j) Specific Enforcement. The Corporation agrees that irreparable damage would occur in the event that any of the provisions of this Certificate of Designations were not performed in accordance with their specific terms or were otherwise breached. Each holder of Series M Preferred Stock and each permitted assignee shall have all rights and remedies set forth in this Certificate of Designations and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Certificate of Designations shall be entitled to enforce such rights specifically or pursue other injunctive relief or other equitable remedies (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Certificate of Designations and to exercise all other rights granted by law. Each holder of Series M Preferred Stock and each permitted assignee without prejudice may withdraw, revoke or suspend its pursuit of any remedy at any time prior to its complete recovery as a result of such remedy.

(k) Forced Conversion. Subject to the terms hereof:

(i) if at any time the closing price per share of Common Stock on the Principal Market is equal to or greater than 125% of the Conversion Price for thirty (30) consecutive Trading Days (a “Pricing Period”), then the Corporation shall have the right to compel each holder of Series M Preferred Stock to convert up to 50% of the Series M Preferred Stock then held by such holder by delivering a written notice (a “Forced Conversion Notice”) to each such Holder; and

(ii) if at any time the VWAP is equal to or greater than 150% of the Conversion Price for any thirty (30) consecutive Trading Days (a “Pricing Period”), then the Corporation shall have the right to compel each holder of Series M Preferred Stock to convert up to all of the Series M Preferred Stock then held by such holder by delivering a Forced Conversion Notice to each such Holder;

provided in each case that (1) such Forced Conversion Notice must specify the number of shares of Series M Preferred Stock to be converted by such holder and the date by which such holder must have completed conversion(s) of Series M Preferred Stock aggregating to such amount (“Forced Conversion Date”), which date shall be at least 20 Trading Days after such holder’s receipt of such Forced Conversion Notice (a “Notice Period”), (2) the Corporation may deliver such Forced Conversion Notice(s) hereunder only within five (5) Trading Days following the occurrence of such Pricing Period and not prior to the completion of such Pricing Period, and (3) all holders of Series M Preferred Stock shall be treated proportionately with respect to the Corporation’s election to force conversion hereunder. Such forced conversion shall be subject to and governed by all the provisions relating to voluntary conversion of Series M Preferred Stock contained herein. Notwithstanding anything contained herein, the Corporation shall not be entitled to exercise any forced conversion right set forth in this subsection 5(k) unless at all times during the applicable Pricing Period and Notice Period (i) the resale of all Registrable Securities (as defined in the Registration Rights Agreement) is covered by an effective registration statement in accordance with the terms of the Registration Rights Agreement which registration statement is not subject to any suspension or stop orders; (ii) the resale of such Registrable Securities may be effected pursuant to a current and deliverable prospectus that is not subject at the time to any blackout or similar circumstance; (iii) such Registrable Securities are listed, or approved for listing prior to issuance, on the Nasdaq National or Small-Cap Market, the New York Stock Exchange or the American Stock Exchange, and are not subject to any trading suspension (nor shall trading generally have been suspended on such exchange or market), and the Corporation shall not have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock on any of such markets on which the Common Stock is then traded or listed; (iv) the requisite number of shares of Common Stock has been duly authorized and reserved for issuance as required by the terms of the Purchase

Agreement; and (v) the closing bid price per share of Common Stock on the Principal Market is greater than $.50.

6. Redemption.

(a) By Corporation for Cash. Subject to the terms hereof and so long as no Breach Event has occurred, on or after the third anniversary of the Closing Date, the Corporation shall have the right to redeem all or any portion of the outstanding Series M Preferred Stock for cash at the Liquidation Value per Preferred Share as of the redemption date (“Redemption Date”); provided, however, that (1) the Corporation shall provide at least twenty (20) Trading Days prior written notice (“Redemption Notice”) to all holders of its election hereunder, specifying the Redemption Date and the portion of outstanding Series M Preferred Stock that the Corporation is electing to redeem, (2) each holder of Series M Preferred Stock may continue to convert any or all of such holder’s Series M Preferred Stock during the period after receiving the Redemption Notice and prior to the Redemption Date, and such Series M Preferred Stock converted shall be deducted from the amount otherwise subject to redemption hereunder from such holder unless otherwise specified by such holder, and (3) all holders of Series M Preferred Stock shall be treated proportionately with respect to the Corporation’s election to redeem hereunder.

(b) By Corporation for Common Stock. Subject to the terms hereof and so long as no Breach Event has occurred, on or after the third anniversary of the Closing Date, the Corporation shall have the right to redeem up to $1 million in Liquidation Value of outstanding Series M Preferred Stock per calendar quarter for shares of Common Stock by delivering to each holder of Series M Preferred Stock, on or prior to the fifteenth (15) Trading Day following the end of such calendar quarter (“Stock Redemption Date”), the number of shares of Common Stock determined by dividing (x) the Liquidation Value of the Series M Preferred Stock being redeemed, by (y) the arithmetic average of the VWAPs for the Redemption Pricing Period, provided that (1) at least twenty (20) Trading Days prior to the last Trading Day of each such calendar quarter in which the Corporation elects to redeem Series M Preferred Stock for Common Stock, the Corporation shall provide written notice (“Stock Redemption Notice”) to all holders of its election hereunder, specifying the number of outstanding shares of Series M Preferred Stock that the Corporation is electing to redeem from each holder of Series M Preferred Stock, (2) each holder of Series M Preferred Stock may continue to convert any or all of such holder’s Series M Preferred Stock during the period after receiving the Stock Redemption Notice and prior to the Stock Redemption Date (“Stock Redemption Notice Period”), and such Series M Preferred Stock converted shall be deducted from the amount otherwise subject to redemption hereunder from such holder unless otherwise specified by such holder, and (3) all holders of Series M Preferred Stock shall be treated proportionately with respect to the Corporation’s election to redeem hereunder. Notwithstanding anything contained herein, the Corporation shall not be entitled to exercise the redemption right set forth in this subsection 6(b) unless at all times during the Stock Redemption Notice Period (i) the resale of all Registrable Securities (as defined in the Registration Rights Agreement) is covered by an effective registration statement in accordance with the terms of the Registration Rights Agreement which registration statement is not subject to any suspension or stop orders; (ii) the resale of such Registrable Securities may be effected pursuant to a current and deliverable prospectus that is not subject at the time to any blackout or similar circumstance; (iii) such Registrable Securities are listed, or approved for listing prior to issuance, on the Nasdaq National or Small-Cap Market, the New York Stock Exchange or the American Stock Exchange, and are not subject to any trading suspension (nor shall trading generally have been suspended on such exchange or market), and the Corporation shall not have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock on any of such markets on which the Common Stock is then traded or listed; (iv) the requisite number of shares of Common Stock has been duly authorized and reserved for issuance as required by the terms of the Purchase Agreement; and (v) the closing bid price per share of Common Stock on the Principal Market is greater than $0.50.

7. Voting Rights. The holders of Series M Preferred Stock shall not have the right to vote in connection with any matter voted upon by the holders of Common Stock of the Corporation, except as provided herein. In addition to all other requirements imposed by Delaware law, and all other voting rights granted under the Corporation’s Certificate of Incorporation, the affirmative vote of a majority of the Corporation’s outstanding Series M Preferred Stock shall be necessary for (i) any amendment, modification or repeal of this Certificate of Designations (whether by merger, consolidation, reclassification, reorganization or otherwise), or (ii) any amendment to the Certificate of Incorporation or by-laws of the Corporation (whether by merger, consolidation or otherwise) that may amend or change or adversely affect any of the rights, preferences, obligations or privileges of the Series M Preferred Stock, provided, however, that holders of Series M Preferred Stock (other than the subscribers under the Purchase Agreement and their affiliates) who are affiliates of the Corporation (and the Corporation itself) shall not participate in such vote and the Series M Preferred Stock of such holders shall be disregarded and deemed not to be outstanding for purposes of such vote.

8. Notices. The Corporation shall distribute to the holders of Series M Preferred Stock copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

9. Certificates.

(a) The certificate(s) representing the Series M Preferred Stock held by any holder of Series M Preferred Stock may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of shares of Series M Preferred Stock, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange. In the event that any holder of Series M Preferred Stock notifies the Corporation that its certificate(s) therefor have been lost, stolen or destroyed, the Corporation shall promptly and without charge deliver replacement certificate(s) to such holder, provided that such holder executes and delivers to the Corporation an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificate(s).

(b) The certificate(s) representing the Series M Preferred Stock and any shares of Common Stock issued upon conversion of the Series M Preferred Stock which are not registered under the Securities Act of 1933 at the time of issuance, nor available for resale pursuant to Rule 144(k) under the Securities Act of 1933, may be imprinted with a legend in substantially the following form:

“THIS CERTIFICATE IS NOT REQUIRED TO BE PHYSICALLY SURRENDERED TO THE CORPORATION IN THE EVENT THAT THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE CONVERTED OR REDEEMED IN PART. AS A RESULT, FOLLOWING ANY CONVERSION OR REDEMPTION OF ANY PORTION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES INDICATED ON THIS CERTIFICATE. IF ANY SECURITIES ARE CONVERTED AS AFORESAID, THE HOLDER OF THIS CERTIFICATE MAY NOT TRANSFER ANY SECURITIES REPRESENTED BY THIS CERTIFICATE UNLESS AND UNTIL SUCH HOLDER FIRST PHYSICALLY SURRENDERS TO THE CORPORATION ALL CERTIFICATES REPRESENTING ANY SUCH SECURITIES WHICH HAVE PREVIOUSLY BEEN CONVERTED IN WHOLE OR IN PART, WHEREUPON THE CORPORATION WILL FORTHWITH ISSUE AND DELIVER UPON THE ORDER OF SUCH HOLDER NEW CERTIFICATE(S) EVIDENCING SUCH SECURITIES THEN HELD BY SUCH HOLDER.”

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION FOR NON-PUBLIC OFFERINGS. THIS SECURITY MAY NOT BE SOLD OR TRANSFERRED UNLESS IT IS REGISTERED UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THERE IS AN AVAILABLE EXEMPTION FROM, OR SUCH SALE OR TRANSFER IS IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AS EVIDENCED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER.”

10. Attorneys’ Fees. In connection with enforcement by a holder of Series M Preferred Stock of any obligation of the Corporation hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees and expenses incurred.

11. No Reissuance. No Series M Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

12. Rank. The Series M Preferred Stock shall, with respect to dividend rights, redemption rights, rights on liquidation, winding-up and dissolution and all other rights in any manner, whether voluntary or involuntary, rank (i) junior to all claims of creditors, including holders of the Corporation’s outstanding debt securities, (ii) senior to all classes of Common Stock and to each other class of preferred stock established hereafter by the Board of Directors of the Corporation, the terms of which expressly provide that it ranks junior to the Series M Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Corporation (collectively referred to as “Junior Stock”), and (iii) on parity with each other class of preferred stock established or issued hereafter by the Board of Directors of the Corporation (collectively referred to as “Parity Stock”). The Series M Preferred Stock shall rank as Parity Stock to the Series G-1 Preferred Stock, Series G-2 Preferred Stock, Series G-3 Preferred Stock, Series G-4 Preferred Stock, Series J Preferred Stock and Series L Preferred Stock of the Corporation, previously authorized by the Board.

13. Severability of Provisions. If any right, preference or limitation of the Series M Preferred Stock set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

14. Limitations. Except as may otherwise be required by law and as are set forth in the Purchase Agreement and the Registration Rights Agreement, the Series M Preferred Stock shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth in this Certificate of Designations (as may be amended from time to time) or otherwise in the Certificate of Incorporation of the Corporation.

* * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Designations of the Corporation has been duly executed this 7th day of October, 2004.

HARKEN ENERGY CORPORATION

By:	/s/ Elmer A. Johnston
Name:	Elmer A. Johnston
Title:	Vice President

EXHIBIT A TO CERTIFICATE OF DESIGNATIONS

(To be Executed by Holder

in order to Convert Series M Preferred Stock)

CONVERSION NOTICE

FOR

SERIES M CUMULATIVE CONVERTIBLE PREFERRED STOCK

The undersigned, as a holder (“Holder”) of shares designated as Series M Cumulative Convertible Preferred Stock (“Series M Preferred Stock”) of HARKEN ENERGY CORPORATION, a Delaware corporation (the “Corporation”), hereby irrevocably elects to convert                      Series M Preferred Stock for shares (“Common Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Corporation according to the terms and conditions of the Certificate of Designations for the Series M Preferred Stock (“Certificate”) as of the date written below. The undersigned hereby requests that share certificates for the Common Shares to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. No fee will be charged to the Holder of Series M Preferred Stock for any conversion. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate. The undersigned represents as of the date hereof that, after giving effect to such conversion of Series M Preferred Stock pursuant to this Conversion Notice, the undersigned will not exceed the “Restricted Ownership Percentage” contained in Section 5(i) of the Certificate.

Conversion Date:

Conversion Information:	NAME OF HOLDER:

By:
Print Name:
Print Title:

Print Address of Holder:

Issue Common Stock to:
at:

If Common Shares are to be issued to a person other than Holder,

Holder’s signature must be guaranteed below:

SIGNATURE GUARANTEED BY:

THE COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED IS SET FORTH ON PAGE 2 OF THE CONVERSION NOTICE.

Page 1 of Conversion Notice

Page 2 to Conversion Notice dated	for:
(Conversion Date)	(Name of Holder)

COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Number of Shares of Series M Preferred Stock being converted:                          shares

(1)	Shares of Series M Preferred Stock Converted x $100:	$
(2)	Accrued But Unpaid Dividends on such Shares	$
[amount (1) above x (Dividend Rate/360) x number of days elapsed since last Dividend Payment Date (assuming dividends paid)]:

Aggregate Liquidation Value [(1) + (2) + (2)]:		$

Conversion Price		$

Total Number of Common Shares	= Aggregate Liquidation Value
Conversion Price

NUMBER OF COMMON SHARES ISSUED UPON CONVERSION =                          shares

The Holder hereby represents that, immediately following such conversion, the balance of the number of shares of Series M Preferred Stock held by such Holder equals                                 .

If the conversion is not being settled by DTC, please issue and deliver              certificate(s) for Common Shares in the following amount(s):

If the Holder is receiving certificate(s) for Series M Preferred Stock upon the conversion, please issue and deliver                      certificate(s) for Series M Preferred Stock in the following amounts:

EXHIBIT B TO CERTIFICATE OF DESIGNATIONS

RECORD OF CONVERSIONS/REDEMPTIONS

FOR

SERIES M CUMULATIVE CONVERTIBLE PREFERRED STOCK

Holder:	Initial No. of Shares of Series M Preferred Stock

Date of Conversion/ Redemption	Preferred Stock Converted	Preferred Stock Redeemed	Common Shares Received Upon Conversion/ Redemption	Cash Received Upon Redemption	Preferred Stock Balance After Conversion/ Redemption	Initials (Corp./Holder)
				$		/
				$		/
				$		/
				$		/
				$		/
				$		/
				$		/
				$		/
				$		/
				$		/
				$		/
				$		/
				$		/
				$		/
				$		/
				$		/
				$		/
				$		/
				$		/